[Letterhead of Richey, May & Co., LLP]

September 23, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the disclosures made by Stonegate Mortgage Corporation in response to Item 304 of Regulation S-K, which we understand will be filed with the Securities and Exchange Commission as part of Stonegate Mortgage Corporation’s registration statement on Form S-1. We agree with the statements concerning our Firm in such disclosures.

Very truly yours,
/s/ Richey, May & Co. Richey, May & Co., LLP

RICHEY, MAY & CO., LLP ¡ CERTIFIED PUBLIC ACCOUNTANTS AND MANAGEMENT CONSULTANTS

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